Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269442

Prospectus Supplement No. 3 Dated May 19, 2023

(To Prospectus Dated April 26, 2023)

11,015,500 Shares of Common Stock

Warrants to Purchase up to 11,015,500 Shares of Common Stock

11,015,500 Shares of Common Stock underlying the Warrants

This Prospectus Supplement No. 3 (this “Prospectus Supplement”) supplements the prospectus of ZyVersa Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated April 26, 2023 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is May 19, 2023

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2023

ZYVERSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41184	86-2685744
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2200 N. Commerce Parkway, Suite 208

Weston, Florida, 33326

(Address of principal executive offices) (Zip Code)

(754) 231-1688

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZVSA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2023, Katrin Rupalla, Ph.D., notified the Board of Directors (the “Board”) of ZyVersa Therapeutics, Inc. (the “Company”) that she was resigning from the Board effective May 18, 2023. Dr. Rupalla did not resign from the Board due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 17, 2023, Daniel J. O’Connor, notified the Board of the Company that he was resigning from the Board effective May 18, 2023. Mr. O’Connor did not resign from the Board due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
99.1	Press Release issued by ZyVersa Therapeutics, Inc. dated May 19, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZyVersa Therapeutics, Inc.

May 19, 2023	By:	/s/ Stephen C. Glover
	Name:	Stephen C. Glover
	Title:	Chief Executive Officer

Exhibit 99.1

ZyVersa Therapeutics Announces Changes to ZyVersa Board of Directors

Weston, FL (May 19, 2023) – ZyVersa Therapeutics, Inc. (Nasdaq: ZVSA, or “ZyVersa”), a clinical stage specialty biopharmaceutical company developing first-in-class drugs for the treatment of renal and inflammatory diseases with high unmet medical needs, announces that two members of the Board of Directors have stepped down due to obligations associated with recent executive opportunities: Katrin Rupalla, PhD and Daniel O’Connor. Dr. Rupalla resigned from ZyVersa’s Board of Directors to pursue an opportunity that precludes her ability to serve on any board of directors. Mr. O’Connor, the former CEO of Larkspur which merged with ZyVersa in December of 2022, has recently taken on the CEO role at Ambrx Biopharma and has resigned to focus on growth of his new company.

“On behalf of the Board of Directors and the team at ZyVersa, I would like to thank Dr. Rupalla and Mr. O’Connor for their impactful leadership during their tenure as Board members at ZyVersa,” said Stephen C. Glover, Co-founder, Chairman, Chief Executive Officer, and President of ZyVersa. “As biopharmaceutical leaders with impeccable credentials and a proven track record of success, their knowledge and perspectives have been invaluable as we progress development of our company and our lead renal and anti-inflammatory assets.”

About ZyVersa Therapeutics, Inc.

ZyVersa (Nasdaq: ZVSA) is a clinical stage specialty biopharmaceutical company leveraging advanced, proprietary technologies to develop first-in-class drugs for patients with renal and inflammatory diseases who have significant unmet medical needs. The Company is currently advancing a therapeutic development pipeline with multiple programs built around its two proprietary technologies – Cholesterol Efflux Mediator™ VAR 200 developed to ameliorate renal lipid accumulation that damages the kidneys’ filtration system in patients with glomerular kidney diseases, and Inflammasome ASC Inhibitor IC 100, targeting damaging inflammation associated with numerous CNS and other inflammatory diseases. For more information, please visit www.zyversa.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. ZyVersa Therapeutics, Inc (“ZyVersa”) uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions. Such forward-looking statements are based on ZyVersa’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including ZyVersa’s plans to develop and commercialize its product candidates, the timing of initiation of ZyVersa’s planned preclinical and clinical trials; the timing of the availability of data from ZyVersa’s preclinical and clinical trials; the timing of any planned investigational new drug application or new drug application; ZyVersa’s plans to research, develop, and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of ZyVersa’s product candidates; ZyVersa’s commercialization, marketing and manufacturing capabilities and strategy; ZyVersa’s ability to protect its intellectual property position; and ZyVersa’s estimates regarding future revenue, expenses, capital requirements and need for additional financing.

New factors emerge from time-to-time, and it is not possible for ZyVersa to predict all such factors, nor can ZyVersa assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to ZyVersa as of the date of this press release. ZyVersa disclaims any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Corporate and IR Contact:

Karen Cashmere

Chief Commercial Officer

kcashmere@zyversa.com

786-251-9641

Media Contacts

Tiberend Strategic Advisors, Inc.

Casey McDonald

cmcdonald@tiberend.com

646-577-8520

Dave Schemelia

dschemelia@tiberend.com

609-468-9325